UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 20, 2017

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Liberty Cablevision of Puerto Rico LLC (“LCPR”) is a provider of video, broadband internet and fixed-line telephony services to residential and business customers in Puerto Rico. LCPR is owned 60% by Liberty Global plc (“Liberty Global”) and 40% by investment funds affiliated with Searchlight Capital Partners L.P. As previously reported, Puerto Rico was significantly impacted by Hurricanes Maria and Irma in September 2017, which resulted in extensive damage to homes, businesses and infrastructure, including damage to Puerto Rico’s power supply and transmission system. While LCPR’s broadband communications network suffered extensive damage, LCPR’s management and employees have been working hard to restore its network and reconnect customer’s to the network. LCPR is currently providing service to over 35% of its customers. For more information about the impact of Hurricanes Maria and Irma on LCPR’s operations, see Liberty Global’s Form 10-Q for the quarter ended September 30, 2017 filed with the Securities and Exchange Commission.

LCPR is a party to two credit agreements:

•	the Amended and Restated First Lien Credit Agreement dated as of July 7, 2014 (the “Original First Lien Credit Agreement”); and

•
the Amended and Restated Second Lien Credit Agreement dated as of July 7, 2014 (the “Original Second Lien Credit Agreement” and together with the Original First Lien Credit Agreement, the “Credit Agreements”).

Each of the Credit Agreements requires compliance with a consolidated first lien net and total net leverage ratios (collectively, the “Leverage Ratios”). While LCPR was fully compliant with the terms of the Credit Agreements as of September 30, 2017, LCPR’s ability to comply with the Leverage Ratios under the Credit Agreements in future periods is expected to be adversely impacted by the aftermath of Hurricanes Maria and Irma.

On December 20, 2017, after receiving the consent from the vast majority of lenders under the Original First Lien Credit Agreement and substantially all of the lenders under the Original Second Lien Credit Agreement, LCPR entered into amendments to the Credit Agreements (collectively, the “Amendments”) that:

•	provide LCPR with relief from complying with the Leverage Ratios under the Credit Agreements through December 31, 2018;

•
beginning at the March 31, 2019 quarterly test date, increase the consolidated first lien net leverage ratio covenant level under both Agreements from 4.5:1 to 5.0:1 on a permanent basis, with the consolidated total net leverage ratio covenant level under both Credit Agreements remaining at 5.50:1;

•	restrict LCPR's ability to make certain types of payments to its shareholders through December 31, 2018; and

•	include an equity commitment of up to $60 million from the date of the Amendments through 2018 by the shareholders of LCPR to fund any potential liquidity shortfalls.

There is no change to the margins under the Credit Agreement plus no fees were paid as part of the Amendments, and all other terms of the Credit Agreements remain in full force and effect.

The amendments to the Credit Agreements, and the commitment from its shareholders, are a significant milestone for LCPR as it seeks to recover from the impacts of Hurricanes Maria and Irma. The impact of the transactions described in this report will create operational flexibility for LCPR that will help drive LCPR’s plans to restore Puerto Rico’s leading broadband network and deliver connectivity to its residential and business customers as soon as possible. This commitment from the shareholders and lenders shows the confidence these stakeholders have in the underlying business and the management team’s ability to deliver on its plans.

The foregoing descriptions of the Amendments and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to such Amendments, copies of which are attached hereto at Exhibit 4.1 and 4.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Name

4.1
First Amendment to Amended and Restated First Lien Credit Agreement entered into as of December 20, 2017 among Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico, LiLAC Communications Inc., a Delaware corporation, SCPV LEO, L.P., SC LEO, L.P., SC AIV LEO, L.P.,SEARCHLIGHT/SIP HOLDCO SPV II (TRI), L.P., the guarantors party thereto, The Bank of Nova Scotia, as Administrative Agent, the lenders party thereto and Scotiabank de Puerto Rico, as L/C Issuer and Swing Line Lender.

4.2
First Amendment to Amended and Restated Second Lien Credit Agreement entered into as of December 20, 2017 among Liberty Cablevision of Puerto Rico LLC, a limited liability company organized under the laws of Puerto Rico, LiLAC Communications Inc., a Delaware corporation, SCPV LEO, L.P., SC LEO, L.P., SC AIV LEO, L.P., SEARCHLIGHT/SIP HOLDCO SPV II (TRI), L.P., the guarantors party thereto, The Bank of Nova Scotia, as Administrative Agent and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: December 21, 2017

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